NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 05, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 23, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Spirit Realty Capital, Inc. and Realty Income Corporation became effective before market open on January 23, 2024. Each share of Common Stock and 6.000% Series A Cumulative Redeemable Preferred Stock of Spirit Realty Capital, Inc. was converted into 0.762 newly issued shares of Common Stock and 6.000% Series A Cumulative Redeemable Preferred Stock of Realty Income Corporation, respectively. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 23, 2024.